                                  EXHIBIT 5.2

                                    FORM OF
                              FEDERAL TAX OPINION



                                                                  (202) 274-2000
__________, 1997

Board of Directors
Northwest Savings Bank
301 Second Avenue
Warren, Pennsylvania 16365-2353

     Re: Federal Income Tax Opinion Relating to the Exchange of the Common Stock of Northwest Savings Bank, for All the Common Stock of a Newly Created Bank Holding Company under Internal Revenue Code Sections 368(a)(1)(A) and 368(a)(2)(E)/1/
          ------------------------------

Gentlemen:

     We are rendering this opinion to you in our capacity as special counsel to Northwest Savings Bank (the "Bank") in connection with its proposed reorganization into a two-tier holding company structure (the "Reorganization") by creating Northwest Bancorp, Inc., a Pennsylvania corporation (the "Holding Company") which will be the stock holding company of the Bank and a majority owned subsidiary of Northwest Bancorp, M.H.C. (the "Mutual Holding Company").

     For purposes of this opinion, we have examined such documents and questions of law as we have considered necessary or appropriate, including, but not limited to the Agreement and Plan of Reorganization adopted by the Bank's Boards of Directors on May 15, 1996 (the "Plan of Reorganization"); the application on Form FR Y-3 ("FR Y-3 Application") together with exhibits filed by the Holding Company with the Board of Governors of the Federal Reserve System ("FRB") on January 13, 1997, the Application for a Merger or Other Transaction, together with exhibits filed by the Bank with the Federal Deposit Insurance Corporation ("FDIC") on January 13, 1997, in connection with the Reorganization; the Charter and Bylaws of the Mutual Holding Company; the Articles of Incorporation and Bylaws of the Bank; the Articles of Incorporation and Bylaws of the Holding Company; the Affidavit of Representations dated __________, 1997, provided to us by the Bank in connection with this opinion (the "Affidavit"). In such examination, we have assumed, and have not independently verified, the genuineness of all signatures on original documents where due execution and delivery are requirements to the effectiveness thereof. Terms used but not defined herein, whether capitalized or not, shall have the same meaning as defined in the Plan.

________________

/1/ All Section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").
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Board of Directors
Northwest Savings Bank
___________, 1997
PAGE 2


                                  BACKGROUND

     The Bank is a Pennsylvania chartered stock savings bank with savings deposits insured by the Federal Deposit Insurance Corporation ("FDIC"). The authorized capital stock of the Bank consists of 50,000,000 shares of common stock ("Bank Common Stock") with a par value of $0.10 per share. On November 2, 1994, the Bank reorganized from a mutual savings bank to become the majority-owned stock subsidiary of the Mutual Holding Company. As of December 31, 1996, the Bank had approximately 23,374,000 shares of Bank Common Stock issued and outstanding of which 16,200,000 shares, or 69.3%, are held by the Mutual Holding Company. At such date, the Bank had no serial preferred stock issued and outstanding. The Bank Common Stock is listed on the Nasdaq National Market under the symbol "NWSB". As of September 30, 1996, the Bank had total assets of approximately $1.9 billion, total deposits of $1.53 billion and stockholders' equity of approximately $187.2 million.

     The Bank Common Stock possesses voting rights, dividend rights, and the residual equity of the Bank in the event of liquidation. Savings depositors receive a fixed rate of return; in the event of liquidation they are only entitled to receive the face amount of their accounts plus accrued interest. The savings accounts do not possess voting rights. In accordance with the tax law changes enacted in the Small Business Job Protection Act of 1996 (P.L. 104-188), for its 1996 fiscal year, the Bank will employ either the experience method of providing for bad debt deductions as computed under Code Section 585 or the specific-charge off method.

     The business of the Bank consists primarily of attracting savings deposits from the general public in the Bank's market area, and investing such deposits in loans secured by one- to four-family residential real estate, and, to a lesser extent, home equity and property improvement loans, second mortgage, education and other consumer loans.

                             PROPOSED TRANSACTION

     The Board of Directors of the Bank adopted the Plan of Reorganization on May 15, 1996, pursuant to which the Bank will reorganize to form a two-tier holding company structure with the Bank becoming the wholly-owned subsidiary of the Holding Company, which will be a majority owned subsidiary of the Mutual Holding Company. Under the terms of the proposed reorganization, each outstanding share of Bank Common Stock, par value $0.10 per share, will be converted into one share of common stock of the Holding Company, par value $.10 per share ("Common Stock"), and the holders of Bank Common Stock will become the holders of all of the outstanding Common Stock of the Holding Company (the "Reorganization"). The Holding Company was incorporated in ____________ 1997, solely for the purpose of becoming a bank
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Board of Directors
Northwest Savings Bank
__________, 1997
Page 3

holding company and has no prior operating history. Following the Reorganization, the Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization.

REASONS FOR THE HOLDING COMPANY REORGANIZATION
----------------------------------------------

     The Board of Directors of the Bank believes that a stock holding company structure will provide the Bank with greater operating flexibility than is currently available under the existing mutual holding company structure. Pennsylvania law and regulations, and Federal regulations applicable to savings banks limit both the types of businesses in which the Bank may engage and the amount which may be invested by the Bank in subsidiaries. Establishing the Holding Company will provide greater flexibility in structuring and completing the acquisition of other financial institutions. In addition, in the current structure, if the Mutual Holding Company wishes to acquire another financial institution and hold it as a separate entity from the Bank, it would be difficult to do so in a way that benefits minority stockholders and the Mutual Holding Company in proportion to their respective ownership interests. The Reorganization will also enable the Holding Company to repurchase its outstanding Common Stock as market conditions permit without causing a recapture into income of all or a portion of the Bank's existing tax bad debt reserves.

     The Reorganization will be structured as follows:

          (i) The Bank will organize the Holding Company as a Pennsylvania corporation which will issue to the Bank 1,000 shares of Common Stock, consisting of all the issued and outstanding stock of the Holding Company for $100.00 per share. The Holding Company will thereby become a wholly-owned subsidiary of the Bank. The Holding Company will form Northwest Interim Savings Bank ("Interim"), an interim Pennsylvania stock savings bank, as a wholly-owned subsidiary of the Holding Company solely to facilitate the Reorganization.
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Board of Directors
Northwest Savings Bank
__________, 1997
Page 4



          (ii) Pursuant to the Plan of Reorganization and in accordance with applicable Pennsylvania law, Interim will be merged with and into the Bank, with the Bank as the surviving entity. As a result, the Bank will acquire all of the assets and assume all of the liabilities of Interim. Upon completion of the merger, the separate corporate existence of Interim will cease.

          (iii) As part of the merger, each share of the Bank Common Stock held immediately prior to the effective date of the merger by stockholders of the Bank shall automatically be converted by operation of law into one share of Common Stock of the Holding Company.

          (iv) Upon the effective date of the merger, all of the previously issued and outstanding shares of common stock of Holding Company owned by the Bank will be cancelled. All of the issued and outstanding shares of common stock of Interim will automatically be converted by operation of law into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding stock of the Bank.

          (v) All unexercised stock options to acquire the Bank Common Stock existing prior to the merger shall upon the consummation of the merger be and become stock options to acquire shares of Common Stock of Holding Company. Further, the stock option plan of the Bank shall become the stock option plan of the Holding Company. Lastly, any stock option agreement of the Bank shall become the stock option agreement of the Holding Company.

          (vi) As a result of the proposed transaction, all stockholders of the Bank will become the stockholders of Holding Company, and the Bank will become a wholly-owned subsidiary of Holding Company.

          (vii) After the Reorganization is consummated, the Bank and Interim will constitute a single corporation and the separate existence of Interim will cease by operation of law. All assets and liabilities of Interim will be transferred to and assumed by the Bank as of the date of the Reorganization. The Bank will continue to operate as a savings bank and retain its present name and Pennsylvania charter. Directors of the Bank will continue as Directors of the Bank after the Reorganization is consummated.

     Consummation of the Reorganization requires the approval of (i) the FRB of the applications of the Holding Company and Mutual Holding Company pursuant to the Bank Holding Company Act ("BHCA") to acquire control of the Bank and the Holding Company, respectively;
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Board of Directors
Northwest Savings Bank
__________, 1997
Page 5

    (ii) the Pennsylvania Department of Banking (the "Department") of the application of the Holding Company to acquire control of a Pennsylvania savings bank, the charter of Interim, and the merger of Interim with and into the Bank; (iii) the FDIC under the Bank Merger Act of the merger of Interim with and into the Bank; and (iv) the Plan of Reorganization by at least two-thirds of the issued and outstanding shares of Bank Common Stock.

                                REPRESENTATIONS

     The following statements and representations have been made by management of the Bank regarding the treatment of the Reorganization as a merger under Sections 368(a)(1)(A) and 368(a)(2)(E):

     (a) The fair market value of Holding Company Common Stock to be received by each Bank shareholder will be approximately equal to the fair market value of the Bank Common Stock surrendered in the exchange.

     (b) The management of the Bank has no knowledge of any plan or intention on the part of its shareholders who own 5% or more of Bank Common Stock, and to the best of the knowledge of management of the Bank, there is no plan or intention on the part of the remaining shareholders of the Bank to sell, exchange, or otherwise dispose of a number of shares of Holding Company Stock received in the Reorganization that would reduce the Bank shareholders' ownership of Holding Company Common Stock to a number of shares having a value, as of the date of the Reorganization, of less than 50% of the value of all of the formerly outstanding Bank Common Stock as of the same date. For purposes of this representation, shares of Bank Common Stock exchanged for cash or other property or exchanged for cash in lieu of fractional shares of Holding Company Common Stock will be treated as outstanding Bank Common Stock on the date of the transaction. Moreover, shares of Bank Common Stock and shares of Holding Company Common Stock held by Bank shareholders and


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Board of Directors
Northwest Savings Bank
__________, 1997
Page 6
         otherwise sold, redeemed, or disposed of prior or subsequent to the transaction as part of the Agreement will be considered in making this representation.

     (c) Following the Reorganization, the Bank will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets and at least 90% of the fair market value of Interim's net assets and at least 70 percent of the fair market value of Interim's gross assets held immediately prior to the Reorganization. For purposes of this representation, amounts paid by the Bank or Interim to shareholders who receive cash or other property, amounts used by the Bank or Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by the Bank will be included as assets of the Bank or Interim, respectively, immediately prior to the Reorganization.

     (d) Prior to the transaction, Holding Company will be in control of Interim within the meaning of Section 368(c).

     (e) As of the date of the execution of the Plan of Reorganization, the Bank has no plan or intention to issue additional shares of its stock that would result in Holding Company losing control of the Bank within the meaning of Section 368(c).

     (f) As of the date of the Plan of Reorganization, Holding Company has no plan or intention to reacquire any of its stock issued in the transaction.

     (g) Holding Company has no plan or intention to liquidate the Bank; to merge the Bank with or into another corporation except in a merger with another corporation controlled by Holding Company in which Bank is the surviving entity; to sell or otherwise dispose of the stock of the Bank except for transfers of stock to corporations controlled by Holding Company; or to cause the Bank to sell or otherwise dispose of any of its assets or of any of the assets acquired from Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by the Bank.

     (h) The liabilities of Interim, if any, assumed by the Bank and the liabilities to which the transferred assets of Interim are subject were incurred by Interim in the ordinary course of its business.

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Board of Directors
Northwest Savings Bank
__________, 1997
Page 7


     (i) Following the transaction, the Bank will continue its historic business or use a significant portion of its historic business assets in a business.

     (j) Holding Company, Interim, the Bank, and the shareholders of the Bank will pay their respective expenses, if any, incurred in connection with the Reorganization. The Bank will pay or assume only those expenses of Interim, if any, that are solely and directly related to the transaction in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

     (k) There is no intercorporate indebtedness existing between Holding Company and the Bank or between Interim and the Bank that was issued, acquired, or will be settled at a discount.

     (l) In the Reorganization, shares of Bank stock representing control of the Bank, as defined in Section 368(c), will be exchanged solely for voting stock of Holding Company. For purposes of this representation, shares of Bank stock exchanged for cash or other property originating with Holding Company will be treated as outstanding Bank Common Stock on the date of the Reorganization.

     (m) At the time of the Reorganization, the Bank will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in the Bank that, if exercised or converted, would affect Holding Company's acquisition or retention of control of the Bank, as defined in Section 368(c).

     (n) Holding Company does not own, nor has it owned during the past five years, any shares of the stock of the Bank, nor will Holding Company acquire any such stock prior to the proposed transaction.

     (o) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) and (iv).

     (p) On the date of the Reorganization, the fair market value of the assets of the Bank on a going concern basis will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

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Board of Directors
Northwest Savings Bank
__________, 1997
Page 8


     (q) The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

     (r) None of the compensation received by any of the shareholder-employees of the Bank will be separate consideration for, or allocable to, any of their shares of Bank Common Stock; none of the shares of Holding Company Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement; and the compensation paid to any shareholder-employees will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                                    OPINION

     Based solely upon the terms of the proposed transaction described herein and the representations set forth, it is our opinion that the following federal income tax consequences will result from the Reorganization.

     (1) Provided that the merger of Interim with and into the Bank qualifies as a statutory merger under applicable law, and after the Reorganization the Bank will hold substantially all of the assets of Interim, and in the Reorganization, Bank shareholders exchange solely for voting Holding Company Common Stock an amount of Bank Common Stock constituting "control" of the Bank within the meaning of Section 368(c), the Reorganization will constitute a reorganization within the meaning of Section 368(a)(1)(A)./2/ The Reorganization will not be disqualified by reason of the fact that Common Stock of Holding Company is used in the transaction (Section 368(a)(2)(E)). The Bank, Holding Company and Interim will each be a party to the Reorganization within the meaning of Section 368(b).

     (2) Interim will not recognize any gain or loss on the transfer of its assets to the Bank in exchange for Bank Common Stock and the assumption by the Bank of the liabilities, if any, of Interim (Sections 361(a) and 357(a)).


_________________

/2/ For purposes of this opinion, "substantially all" means at least 90 percent of the fair market value of the net assets and at least 70 percent of the fair market value of the gross assets of the Bank and Interim.
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Board of Directors
Northwest Savings Bank
__________, 1997
Page 9


     (3) The Bank will not recognize any gain or loss on the receipt of the assets of Interim in exchange for Bank Common Stock (Section 1032(a)).

     (4) The Bank's basis in the assets received from Interim in the exchange will, in each case, be the same as the basis of such assets in the hands of Interim immediately prior to the Reorganization (Section 362(b)).

     (5) Holding Company will not recognize any gain or loss upon its receipt of Bank Common Stock solely in exchange for Interim stock (Section 354(a)).

     (6) The Bank's holding period for the assets received from Interim in the exchange will, in each instance, include the period during which such assets were held by Interim (Section 1223(2)).

     (7) Bank shareholders will not recognize any gain or loss upon their exchange of Bank Common Stock solely for shares of Holding Company Common Stock (Section 354(a)).

     (8) A Bank shareholder's basis in his or her Holding Company Common Stock received in the exchange will be the same as the basis of the Bank Common Stock surrendered in the exchange therefor (Section 358(a)).

     (9) A Bank shareholder's holding period in his or her Holding Company Common Stock received in the exchange will include the period during which the Bank Common Stock surrendered was held, provided that the Bank Common Stock surrendered is a capital asset in the hands of the Bank shareholder on the date of the exchange (Section 1223(1)).

     (10) Bank shareholders will not recognize any gain or loss as a result of the conversion of their Bank stock options into options to purchase stock of the Holding Company (Treasury Regulation Section 1.83-8(b)(6)).

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Board of Directors
Northwest Savings Bank
__________, 1997
Page 10


                               SCOPE OF OPINION

     Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any federal, state, local, foreign or other tax considerations. If any of the information upon which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the case law, Code, Treasury Regulations thereunder and Internal Revenue Service rulings as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Service and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

                                    CONSENT

     We hereby consent to the references to us under the heading "Proposed Formation of Stock Holding Company - Tax Consequences" in the Proxy Statement/Prospectus constituting a part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on behalf of the Holding Company.

                                USE OF OPINION

     This opinion is rendered solely for the benefit of Northwest Savings Bank and its stockholders in connection with the proposed transaction and is not to be relied upon or used for any other purpose without our prior written consent.

                                 Very truly yours,



                                 LUSE LEHMAN GORMAN POMERENK & SCHICK,
                                 A Professional Corporation



                                 By:  _______________________________
                                            Beverly J. White